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                   [CALFEE, HALTER & GRISWOLD LLP LETTERHEAD]


                                                                     EXHIBIT 5.1



                                 April 27, 1998



Chart Industries, Inc.
5885 Landerbrook Drive
Suite 150
Mayfield Heights, Ohio 44124


          We are acting as counsel for Chart Industries, Inc. a Delaware corporation (the "Company"), in connection with the sale by certain selling stockholders (the "Selling Stockholders") of 89,715 shares of Common Stock (the "Shares"), which may be issued pursuant to the warrant agreements between the Company and the Selling Stockholders (the "Warrant Agreements").


          We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares are duly authorized and, when issued in accordance with the terms of the Warrants Agreements, will be validly issued, fully paid and nonassessable.

          This opinion is limited to the General Corporation Law of the State of Delaware, and we express no view as to the effect of any other law on the opinions set forth herein.

          This opinion is intended solely for your use in the above-described transaction and may not be reproduced, filed publicly or relied upon by any other person for any purpose with the express written consent of the undersigned.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 by the Company to effect the registration of the Shares under the Securities Act of 1933, as amended (the "Registration Statement"), and to the reference to us under the caption "Validity of Shares" in the Prospectus comprising a part of the Registration Statement.



                                        Very truly yours,


                                        /s/ Calfee, Halter & Griswold LLP


                                        CALFEE, HALTER & GRISWOLD LLP